                                                                     EXHIBIT 11
                  TENNECO INC. AND CONSOLIDATED SUBSIDIARIES

           COMPUTATION OF EARNINGS (LOSS) PER SHARE OF COMMON STOCK
                                  (UNAUDITED)

                                                 (MILLIONS EXCEPT SHARE
                                                        AMOUNTS)
                                                 THREE MONTHS ENDED MARCH 31,
                                                ------------------------------
                                                    1995              1994
                                                ------------      ------------
COMPUTATION FOR STATEMENTS OF INCOME
  Primary Earnings Per Share (average shares
   outstanding):
   Income from continuing operations..........  $        153      $        121
   Income from discontinued operations, net of
    income tax................................            --                 1
                                                ------------      ------------
   Income before cumulative effect of change
    in accounting principle...................           153               122
   Cumulative effect of change in accounting
    principle, net of income tax..............            --               (39)
                                                ------------      ------------
   Net income.................................           153                83
   Preferred stock dividends..................             3                 3
                                                ------------      ------------
   Net income to common stock.................  $        150      $         80
                                                ============      ============
   Average shares of common stock
    outstanding(a),(b)........................   177,792,872       178,696,826
                                                ============      ============
   Earnings (loss) per average share of common
    stock:
     Continuing operations....................  $        .84      $        .66
     Discontinued operations..................            --               .01
     Cumulative effect of change in accounting
      principle...............................            --              (.22)
                                                ------------      ------------
                                                $        .84      $        .45
                                                ============      ============
ADDITIONAL COMPUTATIONS(C)
  Net income to common stock, per above.......  $        150      $         80
                                                ============      ============
  Primary Earnings Per Share (including common
   stock equivalents):
   Average shares of common stock
    outstanding(a),(b)........................   177,792,872       178,696,826
   Incremental common shares applicable to
    common stock options based on the common
    stock daily average market price during
    the period................................        49,907           119,080
   Incremental common shares applicable to
    performance units based upon the
    attainment of specified goals.............        27,625                --
                                                ------------      ------------
   Average common shares, as adjusted.........   177,870,404       178,815,906
                                                ============      ============
   Earnings (loss) per average share of common
    stock (including common stock
    equivalents):
     Continuing operations....................  $        .84      $        .66
     Discontinued operations..................            --               .01
     Cumulative effect of change in accounting
      principle...............................            --              (.22)
                                                ------------      ------------
                                                $        .84      $        .45
                                                ============      ============
  Fully Diluted Earnings Per Share:
   Average shares of common stock
    outstanding(a),(b)........................   177,792,872       178,696,826
   Incremental common shares applicable to
    common stock options based on the more
    dilutive of the common stock ending or
    average market price during the period....        64,438           119,080
   Average common shares issuable assuming
    conversion of Tenneco Inc. 10% loan stock.        39,329            41,903
   Incremental common shares applicable to
    performance units based upon the
    attainment of specified goals.............        27,625                --
                                                ------------      ------------
   Average common shares assuming full
    dilution..................................   177,924,264       178,857,809
                                                ============      ============
   Fully diluted earnings (loss) per average
    share, assuming conversion of all
    applicable securities:
     Continuing operations....................  $        .84      $        .66
     Discontinued operations..................            --               .01
     Cumulative effect of change in accounting
      principle...............................            --              (.22)
                                                ------------      ------------
                                                $        .84      $        .45
                                                ============      ============

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NOTES:(a) In 1992, 12,000,000 shares of common stock were issued to the Stock
          Employee Compensation Trust ("SECT"). Shares of common stock issued to a related trust are not considered to be outstanding in the computation of average shares of common stock until the shares are utilized to fund the obligations for which the trust was established. At March 31, 1995, the SECT had utilized 5,681,945 of these shares.
      (b) Prior to conversion in December 1994, Series A preferred stock was converted into common stock under the Contingent Share method. The above computation includes 8,935,175 shares of Series A preferred stock which were converted into 17,342,763 shares of common stock. In December 1994, all of the outstanding shares of Series A preferred stock were converted into Tenneco Inc. common stock. The inclusion of Series A preferred stock in the computation of earnings per share was antidilutive for the first quarter of 1994.
      (c) These calculations are submitted in accordance with Securities and Exchange Commission requirements although not required by Accounting Principles Board Opinion No. 15 because they result in dilution of less than 3%.